20__-20__ PBU Grant Agreement/Stock

Granted to:        ___________________________
Effective Date of Grant:        _______________ _____, 20___
Grant Date Value:        $__________________________
Initial PBUs Granted:         ___________________________
Performance Period:        January 1, 20__ – December 31, 20__
Settlement:        Shares of Company Common Stock

Under the long-term incentive program of W. R. Grace & Co., the Compensation Committee of the Board of Directors of Grace has granted you a number of “performance-based units” for the 20__–20__ Performance Period (“PBUs”), as specified above (your “20__-20__ PBU Grant”), under the W. R. Grace & Co. 2018 Stock Incentive Plan.

Subject to your continued employment with the Company through the date that the 20__-20__ PBU grants are settled (anticipated to be in March 20__) (or as otherwise specified in the 20__-20__ PBU Grant Provisions (“PBU Grant Provisions”)), you are eligible for an award at settlement of a number of shares of Grace common stock equal to the number of final PBUs awarded to you. The number of final PBUs awarded to you will be based on the extent to which the performance objectives described in the 20__ LTIP Award Letter previously provided to you (the “20__ LTIP Letter”) for the Performance Period are met. If these performance objectives are achieved, then at settlement, you will receive a number of shares of Grace common stock equal to the Initial PBUs Granted as specified above. If those objectives are not achieved, only partially achieved, or are over-achieved, the number of shares of Grace common stock you will receive under this PBU Grant Agreement at settlement will be decreased (or eliminated) or increased, based on the calculation of the number of final PBUs awarded to you, as set forth in the 20__ LTIP Letter. (Also note that, although the Company intends to settle your 20__-20__ PBU Grant in shares of Grace common stock, the Company reserves the right to settle all or a part of your PBU Grant in cash (based on the average of the high and low prices of a share of Grace common stock as of the date that the Compensation Committee of the Grace Board approves the “T-Level” regarding the 20__-20__ PBU Grants), depending on an evaluation of the circumstances at the time of settlement.)

Your 20__-20__ PBU Grant is governed by the terms of this PBU Grant Agreement, the PBU Grant Provisions, the 20__ LTIP Letter, as well as the 2018 Stock Incentive Plan, which are all incorporated by reference herein.

Also, your 20__-20__ PBU Grant, its vesting, and settlement of the PBUs, shall be subject to your compliance with the “Restrictive Covenants” within the PBU Grant Provisions, which are incorporated by reference herein.

In addition, if the status of your employment changes before settlement of your 20__-20__ PBU Grant, special rules may apply (see “Termination or Change in Employment Status” in the 20__-20__ PBU Grant Provisions for more information).

PBUs are being granted only to a limited number of key employees. This grant should, therefore, be treated confidentially.

Please read, agree to, and acknowledge this Agreement through E-Trade.

W. R. Grace & Co.

By:    ______________________________

______________________________

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933

20__-20__ PBU Grant Provisions

Definitions

“Board of Directors”: The Board of Directors of the Company.

“Committee”: The Compensation Committee of the Board of Directors.

“Company”: W. R. Grace & Co., a Delaware corporation and/or, if applicable in the context, one or more of its Subsidiaries.

“Incomplete PBU Grants”: A PBU Grant for which the Performance Period has not been completed as of the date referenced.

“Key Employee”: An officer or other full-time employee of the Company, who, in the opinion of the Company, can contribute significantly to the growth and successful operations of the Company.

“LTIP Adjusted EPS”: Diluted EPS from continuing operations adjusted for costs related to legacy product, environmental and other claims; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; income and expense items related to divested businesses, product lines, and certain other investments; gains and losses on sales of businesses, product lines and certain other investments; third-party acquisition-related costs and the amortization of acquired inventory fair value adjustment; certain other items that are not representative of underlying trends; and certain discrete tax items, as determined by the Committee.

“Participant”: A Key Employee who is a recipient of a PBU Grant.

“PBU Grant”: A performance-based unit for the Performance Period granted to a Participant, as further specified in the PBU Grant Agreement applicable to the Participant.

“Performance Period”: January 1, 20__ to December 31, 20__ (inclusive).

“Stock Incentive Plan”: The W. R. Grace & Co. 2018 Stock Incentive Plan.

“Subsidiary”: A corporation, partnership, limited liability company or other form of business association of which shares of common stock or other ownership interests (i) having more than 50% of the voting power regularly entitled to vote for directors (or equivalent management rights) or (ii) regularly entitled to receive more than 50% of the dividends (or their equivalents) paid on the common stock (or other ownership interests), are owned, directly or indirectly, by the Company.

The PBU Grants

Each Participant’s PBU Grant shall be evidenced by a 20__-20__ PBU Grant Agreement that specifies the number of PBUs initially granted to the Participant, the manner of settlement related to any final PBUs earned, and such other terms and conditions as the Committee shall approve, inclusive in this document as described under “PBU Grant Provisions.”

In the case of a Key Employee who becomes a Participant after the beginning of the Performance Period, the Committee may ratably reduce the cash payout or stock award (as applicable) covered by such Key Employee’s PBU Grant, or otherwise appropriately adjust the terms of the PBU Grant, to reflect the fact that the Key Employee is to be a Participant for only part of the Performance Period.

Subject to the administrative practices that apply to termination or change in employment status and to the amendment or discontinuance of PBU Grants, the performance objectives applicable to PBU Grants will remain unchanged during the Performance Period except as specified herein.
Termination or Change in Employment Status

A Participant shall forfeit all rights to any cash payment (or stock award) related to a 20__-20__ PBU Grant, if, prior to the date that the Compensation Committee of the Grace Board approves the “T-Level” regarding the 20__-20__ PBU Grants, the Participant’s employment terminates for any reason other than as provided below, unless the Committee (or the designee of the Committee, which may include the Chief

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Executive Officer of the Company) determines to make an exception.

Any other provision of the Plan notwithstanding:

•	If a Participant ceases employment before age 55, the Participant will forfeit all rights to any cash payment or stock award related to this 20__-20__ PBU Grant.

•
If a Participant ceases employment at or after age 55 (at a time that the sum of his or her age and years of service total at least 60), or at or after age 62, or as a result of death or disability, during the Performance Period, then his or her PBU Grant shall thereupon vest, and he or she (or his or her estate or legal representative, as appropriate) shall be entitled to receive any cash payment or stock award (as appropriate) he or she would otherwise have received (at the time he or she would have otherwise received such payment or award), except that the amount of any such payment or award shall be reduced ratably in proportion to the portion of the Performance Period during which the Participant was not an employee (measured in whole calendar months ). If a Participant ceases employment with the Company for any of the reasons specified in this paragraph, after the completion of the applicable Performance Period (but before the cash payment or stock award is made), then his or her rights to his or her PBU Grant shall thereupon vest, and he or she shall be entitled to receive such cash payment or stock award at the time he or she would have otherwise received such payment or award.

•
Any other provision of this document notwithstanding, if a Participant is terminated from employment by the Company for “cause” (as defined in the next sentence), such Participant shall forfeit all rights to any cash payment (or stock award) related to a PBU Grant. “Cause” means the Participant engaging in actions that are injurious to the Company (monetarily or otherwise), or a Participant’s conviction for any criminal violation involving dishonesty or fraud or any crime which constitutes a felony.

A leave of absence, if approved by the Committee, shall not be deemed a termination or change of employment status for the purposes of this PBU Grant, but, unless the Committee otherwise directs, any cash payment or stock award related to the PBU Grant that a Participant would otherwise have received shall be reduced ratably in proportion to the portion of the

Performance Period during which the Participant was on such leave of absence.

Any consent, approval or direction that the Committee may give under this section in respect of an event or transaction may be given before or after the event or transaction.

Calculation of Cash Payments or Stock Awards

The Committee shall determine the extent to which the applicable performance objectives have been achieved during the Performance Period, and the amount of any cash payment or stock award earned regarding the PBU Grants. All calculations in this regard shall be made by the Company’s Finance Department, in accordance with the accounting principles customarily applied by the Company’s Finance Department, and shall be submitted to the Committee for its review and approval. The final determinations of the Committee in this regard shall be final and binding on all parties.

Treatment of Corporate Acquisitions and Divestments and Extraordinary Events

Consistent with the provisions of the Stock Incentive Plan, in the event acquisitions or divestments, or substantial changes in tax or other laws or in accounting principles or practices, or natural disasters or other extraordinary events, render fulfillment of the performance objectives of the PBU Grants impossible or impracticable, or result in the achievement of the performance objectives without appreciable effort by the Participants, as determined by the Committee in its sole discretion, then the Committee may, but shall not be obligated to, amend or change any PBU Grant, in any manner the Committee deems appropriate, so that the Participants may earn a cash payment or stock award (as appropriate) consistent with the objectives of the PBU Grants, as determined by the Committee in its sole discretion.

In addition, for the avoidance of doubt, in the event of a “Change in Control” of the Company (within the meaning of the Stock Incentive Plan), the provisions of Plan Section 15 (“Change in Control Provisions”) shall be applicable to this PBU Grant.

Dividends

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In the event the Company issues a dividend or dividend equivalent to be paid in cash (or in stock) in respect of an unvested stock incentive, such dividends or dividend equivalents shall be retained by the Company and may be paid to a Participant subject to the same restrictions and vesting as are applicable to the underlying stock incentive.

Claw-Back Provisions

Consistent with the terms of section 13(i) of the Stock Incentive Plan, all PBU Grants (including any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt, vesting or exercise of any portion of any PBU Grant or upon the receipt or resale of any shares of Common Stock underlying any PBU Grant shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limiting any claw-back policy adopted to comply with the requirements of applicable law, whether or not such claw-back policy was in place at the time of a PBU Grant (or any other PBU Grant Agreement), to the extent set forth in such claw-back policy and/or any other PBU Grant Agreement.

Code Section 409A

Notwithstanding any other provision of any PBU Grant Agreement or these PBU Grant provisions, PBU Grants shall be settled in a manner intended to comply with the provisions of Section 409A of the Internal Revenue Code (“Code”), which shall include the requirement that any PBUs held by a “specified employee” (as defined under Code Section 409A) that become vested, and are to be settled upon a Participant’s “separation from service” (as defined in Code Section 409A), being settled on the first business day following the date that is six months after the effective date of such separation from service.

Administration and Amendment

The Committee has full and exclusive authority to administer the PBU Grant, and to interpret the provisions of each Grant Agreement and the Administrative Practices specified herein, as well as the provisions of each PBU Grant Agreement. Decisions of the Committee regarding the interpretation and administration of the PBU Grant shall be final and binding on all parties.

The Administrative Practices for the PBU Grant specified herein may be amended by the Committee, provided that, no amendment or discontinuance of PBU Grants shall, without a Participant’s consent, adversely affect his or her rights in any cash payment or stock award related thereto.

General

Nothing in this document nor in any instrument executed pursuant hereto shall confer upon a Participant any right to continue in the employ of the Company or a Subsidiary, or shall affect the right of the Company or a Subsidiary to terminate his or her employment with or without cause.

The Company or a Subsidiary may make such provisions as it may deem appropriate for the withholding or any taxes that the Company or a Subsidiary determines it is required to withhold in connection with any PBU Grant or any cash payment (or stock award) related thereto.

No PBU Grant, nor any cash payment or stock award related thereto, or other right thereunder, shall be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance or charge, except by will or the laws of descent and distribution, or by the terms of a Participant’s Designation of Beneficiary, if any, on file with the Company.

Nothing in a PBU Grant is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice, or arrangement for the payment of compensation or benefits to employees generally, or to any class or group of employees, which the Company or a Subsidiary now has or may hereafter lawfully put into effect, including, without limitation, any retirement, pension, group insurance, annual bonus, stock purchase, stock bonus or stock option plan.

No cash amounts paid or stock awarded pursuant to any PBU Grant shall be included or counted as compensation for the purposes of any employee benefit plan of the Company or a Subsidiary where contributions to the plan, or the benefits received from the plan, are measured or determined in whole or in part, by the amount of the employee’s compensation.
A PBU Grant to an employee of a Subsidiary shall be contingent on the approval of the Subsidiary and the Subsidiary’s agreement that (a) the Company may administer the PBU Grant on its behalf and (b) the Subsidiary will make, or reimburse the Company for, the cash payments or stock awards related to the PBU Grant. The

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provisions of this paragraph and the obligations of the Subsidiary so undertaken may be waived, in whole or in the part, from time to time by the Company.

The Chief Executive Officer of the Company may approve such technical changes and clarifications to the PBU Grants as necessary, provided such changes or clarifications do not vary substantially from the terms and conditions outlined herein or from the provisions of the 20__ LTIP Letter.

Restrictive Covenants

1.    Noncompetition

(a)
For a period of __ months after a Participant is no longer employed (for any reason whatsoever) by the Company, the Participant will not, without the prior written consent of an authorized officer of the Company, (a) directly or indirectly engage in or (b) assist or have any active interest in (whether as a proprietor, partner, stockholder, officer, director or any type of principal whatsoever; provided that ownership of not more than 2% of the outstanding stock of a corporation traded on a national securities exchange shall not of itself be viewed as assisting or having an active interest), or (c) enter the employment of or act as an agent, broker or distributor for or adviser or consultant to any person, firm, corporation or business entity that is (or is about to become) directly or indirectly engaged in the development, manufacture or sale of any product that competes with or is similar to any product manufactured, sold or under development by the Company at any time while the Participant was employed by the Company, in any area of the world in which such product is, at the time the Participant ceases to be employed, manufactured or sold by the Company; provided that this restriction shall apply only with respect to the products with whose development, manufacture, or sale the Participant was concerned or connected with in any way during the __-month period immediately prior to the Participant ceasing to be an employee of the Company.

(b)
The Participant hereby acknowledges and confirms that the business of the Company extends throughout substantial areas of the world. During the course of the Participant’s employment with the Company, the Participant’s involvement with the business of the Company may vary as to products and geographic area. It is the Company’s practice to enforce this noncompetition covenant only to the extent necessary to protect the Company’s legitimate interests commensurate with the Participant’s involvement with the business of the Company during the Participant’s employment, and the Participant acknowledges and confirms that the Company may enforce this noncompetition covenant consistent with such practice.

2.    Nonsolicitation of Customers
The Participant agree that during the __-month period immediately following cessation of the Participant’s employment with the Company for any reason whatsoever, the Participant shall not, on the Participant’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, without the prior written consent of an authorized officer of the Company, solicit, contact, call upon, communicate with or attempt to communicate with any customer or prospect of the Company, or any representative of any customer or prospect of the Company, with a view to sell or provide any product, equipment, or service competitive or potentially competitive with any product, equipment, or service sold or provided or under development by Company during the __ months immediately preceding cessation of the Participant’s employment with the Company; provided that the restrictions set forth in this paragraph shall apply only to customers or prospects of the Company, or representatives of customers or prospects of the Company, with whom the Participant had contact during such __-month period. The actions prohibited by this section shall not be engaged in by the Participant directly or indirectly, whether as manager, salesman, agent, sales or service representative, engineer, technician or otherwise.
3.     Nonsolicitation of Employees
The Participant agrees that during the __-month period immediately following cessation of the Participant’s employment with the Company for any reason whatsoever, the Participant shall not, on the Participant’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, without the prior written consent of an authorized officer of the Company, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any employee of the Company (with whom the Participant had contact or supervised during the term of the Participant’s employment with the Company) to terminate their employment relationship with the

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Company or to perform services for any other person, firm, corporation or business organization or entity.

4.    Participant Acknowledgement
The Participant acknowledges that were the Participant to breach the provisions of any of these restrictive covenants, the injury to the Company would be substantial, irreparable, and impossible to measure and compensate in money damages alone. The Participant therefore agrees that, in addition to provable damages, the Company may seek, and agrees that a court of competent jurisdiction should grant, preliminary and permanent injunctive relief prohibiting any conduct by the Participant that violates any of these covenants.

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